Exhibit 99.1

RumbleOn Reports Record Second Quarter 2022 Financial Results

•Delivered Record Revenue of $546.1 million — over Half a Billion in a Quarter for the First Time
•Generated Gross Profit of $138.0 million, an Increase of 31% Sequentially
•Reported Diluted Earnings per Share of $0.87 and Adjusted Diluted Earnings per Share of $1.20

IRVING, Texas – August 9, 2022 – RumbleOn, Inc. (NASDAQ: RMBL) (the “Company” or “RumbleOn”), the nation's first technology-based omnichannel powersports platform, today announced operational and financial results for the three months ended June 30, 2022. RumbleOn management is hosting an investor call to discuss the Company’s results today, August 9, 2022, at 7:30 am CT (8:30 am ET).

Financial and Operational Highlights for the Second Quarter 2022
•Total Unit Sales of 23,330 across Powersports and Automotive segments increased 20.4% sequentially
•Strong Powersports Unit growth of 23.6% sequentially resulting in 20,713 total Powersports Units sold driven by sustained momentum in Used Retail Powersports Units which increased 41.3% sequentially to 8,619 units
•Record Total Company Revenue of $546.1 million, up 18.7% sequentially, driven by exceptional Powersports segment Revenue of $414.8 million, an increase of 23.2% sequentially
•Gross Profit of $138.0 million, an increase of over 31.1% sequentially, and Gross Profit Margin of 25.3%, an increase of 240 bps sequentially
•Net Income of $14.0 million increased 53.5% sequentially with Diluted Earnings per Share of $0.87
•Excluding charges and credits but including stock-based compensation expense, Adjusted Net Income of $19.3 million increased 59.5% sequentially with Adjusted Diluted Earnings per Share of $1.20
•Adjusted EBITDA of $44.3 million increased 41.0% sequentially
•Continued strong cash generation with Cash Flow from Operating Activities of $50.0 million for the six months ended June 30, 2022, while accelerating strategic investments in facilities, technology, and people & processes aimed at building scale
•Significant financial flexibility with cash and cash equivalents, including restricted cash, of $77.7 million and total available liquidity of $270.0 million as of June 30, 2022, which excludes equity in owned Used Powersports inventory of over $86.0 million
•Outlook reaffirmed for Full Year 2022 Revenue of $1.9 Billion to $2.0 Billion and Adjusted EBITDA of at least $145.0 million

Management Commentary
Marshall Chesrown, RumbleOn's Chairman and Chief Executive Officer commented, “In a quarter marked by macroeconomic uncertainty, RumbleOn executed. We saw strong demand for our offering in Q2 and delivered another quarter of profitable growth while driving gross margin expansion and robust cash generation. We are building the future of powersports by delivering an unparalleled customer experience, both online and in the showroom, through our unique onmnichannel offering, and we continue to capture market share."

"We are keeping our eyes firmly focused on our North Star: providing customers an unparalleled choice of products and services, and an unmatched buying experience both online and in our retail locations, while we strengthen our foundation to support future growth,” concluded Chesrown.

Second Quarter 2022 — Summary Financial Results
Reconciliation of GAAP to non-GAAP financial measures are provided in accompanying financial schedules.

Unless otherwise noted, all comparisons are on a sequential basis for the three months ended June 30, 2022, as compared to the three months ended March 31, 2022.

	(Unaudited)
$ in millions except per share amounts	Three Months Ended			Change
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021	Sequential	Year-over-Year
Total Unit Sales (#)	23,330	19,380	5,711	20.4%	309%

Total Revenue	$546.1	$459.9	$168.3	18.7%	224%
Gross Profit	$138.0	$105.2	$19.5	31.1%	608%
Gross Profit Margin	25.3%	22.9%	11.6%	240 bps	1,370 bps

Net Income (Loss)	$14.0	$9.1	$(3.4)	53.5%	nm
Diluted Earnings (Loss) per Share	$0.87	$0.58	$(1.05)	50.0%	nm

Adjusted EBITDA	$44.3	$31.4	$3.0	41.0%	nm
Adjusted EBITDA Margin	8.1%	6.8%	1.8%	130 bps	630 bps
Adjusted Net Income (Loss)	$19.3	$12.1	$(2.4)	59.5%	nm
Adjusted Diluted Earnings (Loss) per Share	$1.20	$0.77	$(0.76)	55.8%	nm

nm = not meaningful

Total unit sales grew 20.4% to 23,330 units. Powersports segment made up approximately 88.8% of total unit sales in the second quarter and the automotive segment made up the remaining approximately 11.2%.

Total revenue grew 18.7% to $546.1 million, driven primarily by strength across the powersports segment. Powersports segment revenue made up approximately 76.0% of total revenue in the second quarter, the automotive segment made up approximately 21.2%, and the vehicle logistics segment made up approximately 2.8%.

Gross profit grew 31.1% to $138.0 million and gross profit margin was 25.3%, up from 22.9%. Increases were driven by broad based strength across all three business segments. The powersports segment contributed approximately 94.3% of total gross profit in the second quarter, and the automotive and vehicle logistics segments made up approximately 3.4% and 2.3%, respectively.

Operating expenses were $106.0 million, or 19.4% of revenue, compared to $82.6 million, or 17.9% of revenue. Total stock-based compensation was $2.8 million up from $1.9 million in the prior quarter.

Net income was $14.0 million, or 2.6% of revenue, up 53.5% from $9.1 million, or 2.0% of revenue. Earnings per basic diluted share was $0.87 compared to $0.58.

Adjusted net income was $19.3 million, or 3.5% of revenue, up from $12.1 million or 2.6% of revenue. Adjusted earnings per diluted share was $1.20 compared to $0.77.

Adjusted EBITDA was $44.3 million, or 8.1% of revenue, up 41.0% from $31.4 million, or 6.8% of revenue.

Cash and cash equivalents as of June 30, 2022, including restricted cash, was approximately $77.7 million, and total debt was $385.4 million. Availability under our short-term revolving credit facilities totaled approximately $192.3 million. Total available liquidity, defined as cash and cash equivalents, including restricted cash, plus availability under our short-term revolving credit facilities totaled approximately $270.0 million.

Cash flow from operating activities was $50.0 million for the six months ended June 30, 2022.

Weighted average basic shares of Class B common stock outstanding were 16,059,288 and weighted average diluted shares of Class B common stock outstanding were 16,095,862. As of June 30, 2022, RumbleOn had 15,940,866 total shares of Class B common stock, and 50,000 shares of Class A common stock outstanding.

Full Year 2022 — Financial Outlook
Narinder Sahai, RumbleOn’s Chief Financial Officer commented, “We delivered exceptional growth during the seasonally strongest second quarter and are pleased to reiterate our full year Revenue and Adjusted EBITDA guidance. Despite a tough macroeconomic backdrop, we continue to see robust demand as consumers turn to our differentiated omnichannel platform. While we are not immune to macro headwinds, we are confident in our ability to respond to changes quickly and prudently."

"RumbleOn has a durable business model with unique advantages enabling us to continue to deliver revenue growth and profitability, with strong unit economics, and robust cash generation," concluded Sahai.
RumbleOn is reiterating its outlook for the full year 2022:
•Total revenue within the range of $1.9 to $2.0 billion.

•Adjusted EBITDA of at least $145 million which includes up to $20 million of incremental operating and capital investments in key strategic areas.

While there is minimal seasonality between the first half and second half of the year, RumbleOn does experience seasonality on a quarterly basis, with the second quarter being the seasonally strongest quarter of the year, and the third quarter being the weakest. As such, the Company anticipates a sequential decline in the third quarter revenue, with a return to sequential revenue growth in the fourth quarter.

Including Freedom Powersports, New Powersports Unit Sales in the first half of this year declined in the mid-single digits on a year-over-year comparable pro forma basis. Given New Powersports Unit Sales in the first half of this year have materialized at levels below RumbleOn's original forecast of flat to slightly down year-over-year due to manufacturer's supply chain constraints, the Company's reaffirmed guidance now contemplates a decline in New Powersports Unit Sales in the mid-single digits for the full year.

RumbleOn is benefiting from a strong demand for Used Powersports. The Company continues to align its inventory acquisition with demand, adjusting Used Powersports inventory levels, and leveraging its omnichannel platform to channel Used Powersports units through its retail locations. Consistent with its prior expectations, the Company anticipates the growth in Used Retail Powersports Unit Sales to be in excess of 50% year-over-year, offsetting the year-over-year decline in New Powersports Unit Sales for the year.

RumbleOn now expects the revenue from non-powersports segments in the second half of the year to be approximately consistent with that in the first half of the year.

Second Quarter 2022 — Segment Results
Unless otherwise noted, all comparisons are on a sequential basis for the three months ended June 30, 2022, as compared to the three months ended March 31, 2022.

Powersports Segment

	(Unaudited)
$ in millions except per unit	Three Months Ended			Change
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021	Sequential	Year-over-Year
Unit Sales (#)
New	11,366	9,677	—	17.5%	nm
Used	9,347	7,080	2,411	32.0%	288%
Total Powersports Unit Sales	20,713	16,757	2,411	23.6%	759%

Revenue
New	$184.1	$162.2	$—	13.5%	nm
Used	$128.6	$92.4	$27.5	39.2%	368%
Finance & Insurance, net	$36.8	$27.5	$0.5	33.8%	nm
Parts, Services, and Accessories	$65.3	$54.7	$—	19.4%	nm
Total Powersports Revenue	$414.8	$336.8	$28.0	23.2%	1,381%

Gross Profit
New	$37.3	$31.2	$—	19.6%	nm
Used	$24.5	$15.2	$6.5	61.2%	277%
Finance & Insurance, net	$36.8	$27.5	$0.5	33.8%	nm
Parts, Services, and Accessories	$31.4	$25.3	$—	24.1%	nm
Total Powersports Gross Profit	$130.0	$99.2	$7.0	31.0%	1,757%
Powersports GPU [1]	$4,938	$4,681	$—	5.5%	nm
1 Powersports GPU represents powersports gross profit per retail vehicle. “Powersports GPU” is the gross profit attributable to powersports vehicles sold, inclusive of finance & insurance, net, divided by retail powersports units sold. Note that Powersports GPU excludes gross profit from Parts, Services, and Accessories.
nm = not meaningful

Used Powersports Units, which includes used retail and wholesale Powersports Units, grew 32.0% sequentially. RumbleOn continued to benefit from strength in acquiring used powersports units from consumers, significant expansion of its retail locations, and a strong demand environment. As such, RumbleOn placed more used powersports inventory in its retail locations, which drove an increase in used retail unit sales.
•Used Retail Powersports Units grew approximately 41.3% sequentially. Revenue from Used Retail Powersports Units increased 41.8% and Gross Profit from Used Retail Powersports Units increased 51.3% sequentially.
•Used Wholesale Powersports Units and Revenue were down 25.6% and 1.1%, respectively. Used Wholesale Powersports Gross Profit was up 384.0% sequentially.
New Powersports Unit growth sequentially was driven by the contribution from Freedom Powersports acquisition, which closed on February 18, 2022.

Powersports GPU was $4,938, as compared to $4,681 in the prior quarter. Powersports GPU is the gross profit attributable to Powersports Units sold, inclusive of Finance & Insurance, net, divided by New and Used Retail Powersports Units sold. Note that Powersports GPU excludes gross profit from Parts, Services, and Accessories.

Automotive Segment

	(Unaudited)
$ in millions	Three Months Ended			Change
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021	Sequential	Year-over-Year
Automotive Unit Sales (#)	2,617	2,623	3,300	(0.2)%	(20.7)%
Automotive Revenue	$115.7	$110.7	$127.3	4.5%	(9.1)%
Automotive Gross Profit	$4.7	$3.4	$10.2	38.2%	(53.9)%

Revenue from the automotive segment increased 4.5% sequentially, primarily driven by a 4.8% increase in revenue per automotive unit sold in the quarter. Automotive Gross Profit was up due to an increase in gross profit per vehicle.

Vehicle Logistics Segment

	(Unaudited)
$ in millions	Three Months Ended			Change
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021	Sequential	Year-over-Year
Vehicles Transported (#)	25,472	21,831	23,502	16.7%	8.4%
Vehicle Logistics Revenue	$16.6	$13.6	$14.5	22.1%	14.5%
Vehicle Logistics Gross Profit	$3.2	$2.6	$2.4	23.1%	33.3%

Revenue from the Vehicle logistics segment was up 22.1% sequentially, driven by an increase in the number of vehicles transported and increased revenue per vehicle transported which reached $653.0 in the second quarter.

Gross profit for this segment was up sequentially, driven primarily by an increase in gross profit per vehicle transported and an increase in vehicles transported.

Conference Call Details
RumbleOn's management will host a conference call to discuss its operational and financial results, and provide a detailed outlook on August 9, 2022 at 8:30 a.m. Eastern Time. A live and archived webcast can be accessed from RumbleOn's Investor Relations website. To access the conference call telephonically, callers may dial 1-855-327-6837 (or 1-631-891-4304 for callers outside of the United States) and enter conference ID 10019789.

About RumbleOn
RumbleOn, Inc. is the nation's first technology-based omnichannel powersports platform. Headquartered in the Dallas Metroplex, RumbleOn is revolutionizing the customer experience for outdoor enthusiasts across the country and making Powersports vehicles accessible to more people, in more places than ever before. To learn more please visit us online at https://www.rumbleon.com/.

Cautionary Note on Forward-Looking Statements
This press release may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures
As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Adjusted EBITDA is defined as net income (loss) adjusted to add back interest expense (including debt extinguishment), depreciation and amortization, changes in derivative liability, non-cash stock-based compensation costs, transaction costs, litigation expenses, and other non-recurring costs, as these recoveries, charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

With respect to our 2022 adjusted EBITDA target, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the complexity of the reconciling items that we exclude from this non-GAAP measure.

Investor Relations Contact:
Will Newell
investors@rumbleon.com

RumbleOn, Inc.
Condensed Consolidated Balance Sheets
 (Unaudited)
(Dollars in thousands; except per share amounts)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$68,182	$48,974
Restricted cash	9,500	3,000
Accounts receivable, net	51,771	40,166
Inventory	247,711	201,666
Prepaid expense and other current assets	6,911	6,335
Total current assets	384,075	300,141
Property and equipment, net	77,690	21,417
Right-of-use assets	171,565	133,112
Goodwill	253,415	260,922
Intangible assets, net	359,265	302,066
Other assets	25,547	10,091
Total assets	1,271,557	1,027,749
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	83,310	57,068
Vehicle floor plan note payable	138,986	97,278
Current portion lease liabilities	22,831	20,249
Current portion of long-term, convertible debts, and notes payable	2,534	4,476
Total current liabilities	247,661	179,071
Long-term liabilities:
Senior secured note	338,751	253,438
Convertible debt, net	30,509	29,242
Line of credit and notes payable	13,650	150
Operating lease liabilities	135,964	114,687
Deferred tax liabilities	11,608	7,586
Other long-term liabilities	7,451	11,930
Total long-term liabilities	537,933	417,033
	785,594	596,104
Commitments and contingencies (Notes 2, 3, 6, and 11)
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common A stock, $0.001 par value, 50,000 shares authorized, 50,000 shares issued and outstanding as of June 30, 2022 and December 31, 2021	0	0
Class B stock, $0.001 par value, 100,000,000 shares authorized, 15,940,866 and 14,882,022 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	16	15
Additional paid-in capital	581,198	550,055
Accumulated deficit	(90,932)	(114,106)
Class B stock in treasury, at cost 125,535 and 123,089 shares as of June 30, 2022 and December 31, 2021, respectively	(4,319)	(4,319)
Total stockholders’ equity	485,963	431,645
Total liabilities and stockholders’ equity	$1,271,557	$1,027,749

RumbleOn, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Vehicles sales
Powersports	$312,685	$27,487	$567,318	$38,015
Automotive	115,730	127,286	226,459	211,357
Parts, service and accessories	65,315	—	120,052	—
Finance and insurance, net	36,848	491	64,318	818
Vehicle logistics	15,517	13,081	27,868	22,419
Total revenue	546,095	168,345	1,006,015	272,609
Cost of revenue:
Powersports	250,840	21,021	459,071	28,898
Automotive	110,998	117,118	218,152	194,978
Parts, service and accessories	33,945	—	63,400	—
Vehicle logistics	12,349	10,695	22,216	18,044
Total cost of revenue	408,132	148,834	762,839	241,920

Gross profit	137,963	19,511	243,176	30,689

Selling, general and administrative	100,155	18,114	178,231	31,515
Depreciation and amortization	5,879	632	10,353	1,231

Operating income (loss)	31,929	765	54,592	(2,057)

Interest expense	(13,275)	(1,920)	(24,456)	(3,529)
Other income (expense)	249	—	249	—
Change in derivative liability	—	(2,235)	39	(2,256)

Income (loss) before provision for income taxes	18,903	(3,390)	30,424	(7,842)

Income tax provision	4,870	—	7,250	—
Net income (loss)	$14,033	$(3,390)	$23,174	$(7,842)

Weighted average number of common shares outstanding - basic	16,059,288	3,242,616	15,778,461	2,775,665
Earnings (loss) per share - basic	$0.87	$(1.05)	$1.46	$(2.83)
Weighted average number of common shares outstanding - diluted	16,095,862	3,242,616	15,841,346	2,775,665
Earnings (loss) per share - diluted	$0.87	$(1.05)	$1.46	$(2.83)

RumbleOn, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$23,174	$(7,842)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	10,353	1,231
Amortization of debt discount	3,369	1,150
Stock based compensation expense	4,632	2,435
(Gain) loss from change in value of derivatives	(39)	2,256
Deferred taxes	4,023	—
Changes in finance receivable related assets and liabilities:
Proceeds from ROF credit facility for the purchase of consumer finance loans	13,650	—
Originations of finance receivables	(15,021)	—
Principal payments received on finance receivables	2,048	—
Changes in operating assets and liabilities, excluding impact of acquisitions:
Accounts receivable	3,626	(17,547)
Inventory	(20,157)	1,684
Prepaid expenses and other current assets	(363)	(613)
Other assets	(19,126)	(81)
Other liabilities	(3,807)	(217)
Accounts payable and accrued liabilities	15,472	77
Floor plan trade note borrowings	28,140	—
Net cash provided by (used in) operating activities	49,974	(17,467)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash received	(64,188)	—
Purchase of property and equipment	(1,464)	(100)
Technology development	(3,462)	(905)
Net cash used in investing activities	(69,114)	(1,005)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from new secured debt	84,500	—
Repayment of debt and mortgage notes	(32,791)	—
Repayments of (proceeds from) issuance of notes	(2,091)	2,500
(Decrease) increase in borrowings from non-trade floor plans	(4,770)	3,679
Net proceeds from sale of common stock	—	36,797
Net cash provided by financing activities	44,848	42,976
NET CHANGE IN CASH	25,708	24,504
Cash and restricted cash at beginning of period	51,974	3,516
Cash and restricted cash at end of period	$77,682	$28,020

RumbleOn, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021		2022	2021
Net income (loss)	$14,033	$(3,390)		$23,174	$(7,842)
Add back:
Interest expense	13,275	1,921	2	24,456	3,529
Depreciation and amortization	5,879	632		10,353	1,231
Interest income and miscellaneous income	(249)	—		(249)	—
Income tax provision	4,870	—		7,250	—
EBITDA	37,808	(837)		64,984	(3,082)
Adjustments:
Stock based compensation	2,753	701		4,632	1,727
Transaction costs - RideNow and Freedom	687	860		1,403	1,957
Purchase accounting related	592	—		592	—
Other non-recurring costs	2,479	81		4,176	203
Change in derivative and warrant liabilities	—	2,236		(39)	2,256
Adjusted EBITDA	$44,319	$3,041		$75,748	$3,061
Adjusted EBITDA Margin	8.1%	1.8%		7.5%	1.1%

For the three and six months ended June 30, 2022 and 2021, adjustments to Adjusted EBITDA are primarily comprised of:
•Non-cash stock-based compensation expense as reported in the Condensed Consolidated Statement of Operations,
•Acquisition costs associated with the RideNow Transaction and Freedom Transactions, which primarily include professional fees and third-party costs, and
•Other non-recurring costs, which include one-time expenses incurred. For the three and six months ended June 30, 2022, the balance was primarily related to various integration costs and professional fees associated with the RideNow and Freedom Transactions, technology implementation, and establishment of the RumbleOn Finance (ROF) secured loan facility. For the three and six months ended June 30, 2021, the balance was primarily related to litigation expenses.

RumbleOn, Inc.
Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss) and
Earnings (Loss) per share to Adjusted Earnings (Loss) per share
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss)	$14,033	$(3,390)	$23,174	$(7,842)
Adjustments:
Stock based compensation	—	—	—	—
Transaction costs - RideNow and Freedom	687	860	1,403	1,957
Purchase accounting related	3,881	—	6,182	—
Other non-recurring costs	2,479	81	4,176	203
Less: Income tax expense	(1,804)	—	(3,571)	—
Adjusted Net Income (Loss)	$19,276	$(2,449)	$31,364	$(5,682)
Adjusted Net Income (Loss) Margin	3.5%	(1.5)%	3.1%	(2.1)%

Weighted average number of common shares outstanding - basic	16,059,288	3,242,616	15,778,461	2,775,665
Earnings (loss) per share - basic	$0.87	$(1.05)	$1.46	$(2.83)
Adjusted Earnings (loss) per share - basic	$1.20	$(0.76)	$1.99	$(2.05)

Weighted average number of common shares outstanding - diluted	16,095,862	3,242,616	15,841,346	2,775,665
Earnings (loss) per share - diluted	$0.87	$(1.05)	$1.46	$(2.83)
Adjusted Earnings (loss) per share - diluted	$1.20	$(0.76)	$1.98	$(2.05)
For the three and six months ended June 30, 2022 and 2021, adjustments to Net income (loss) are primarily comprised of:
•Acquisition costs associated with the RideNow Transaction and Freedom Transaction, which primarily include professional fees and third-party costs, and
•Other non-recurring costs, which include one-time expenses incurred. For the three and six months ended June 30, 2022, the balance was primarily related to various integration costs and professional fees associated with the RideNow and Freedom Transactions, technology implementation, and establishment of the RumbleOn Finance (ROF) secured loan facility. For the three and six months ended June 30, 2021, the balance was primarily related to litigation expenses.